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                                                                   EXHIBIT 10.21

                             MANUFACTURING AGREEMENT

                                     BETWEEN

                               EMULEX CORPORATION

                                       AND

                       BENCHMARK ELECTRONICS INCORPORATED

This Agreement is entered into by and between Benchmark Electronics, Inc. ("Benchmark") a Texas corporation having its principal place of business at 3000 Technology Drive, Angleton, Texas 77515, and Emulex Corporation ("Emulex"), a California corporation having its principal place of business at 3535 Harbor Boulevard, Costa Mesa, California 92626, and shall be effective as of the later of the dates on which the parties execute the Agreement ("Effective Date").

Now, therefore, the parties agree as follows:

1.       DEFINITIONS

         1.1 "Product" means the Emulex product listed in Attachment A, manufactured by Benchmark in accordance with this Agreement. The parties may add other Emulex products to this Agreement in accordance with the Product Quotation Acceptance Methodology described in Section 8.

         1.2 "Product Documentation" means information required for the manufacture of the Product, including BOM, AVL, drawings, specifications, packaging requirements, unique test equipment, test procedures, and software code.

         1.3 "Purchase Order" or "Order" means Emulex's purchase order, which may be submitted to Benchmark in writing, electronically, or other format mutually agreed to, and any documents incorporated therein by reference.

         1.4 "Manufacturing Lead Time" means the total aggregate lead time of the Material of the Product having the longest lead time, plus the time necessary for receiving, inspection, manufacturing, systems integration, test and shipment of the Product, all as agreed by the parties.

         1.5 "Materials" means component line items, including but not limited to, long lead time components, minimum and multiple buys, reel quantities, components that are at time of purchase by Benchmark, or become, non-cancelable non-returnable components, on the BOM, which are collectively assembled to produce the Product.

         1.6      "BOM" means Emulex's bill of Materials.

         1.7      "RMA" means return material authorization.

         1.8 "Obsolete Materials" means Materials on hand and/or on order that can no longer be used in the Product.

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         1.9      "Excess Materials" means Materials on hand and/or on order in excess of twelve (12) weeks' forecasted demand (based upon Emulex's Orders and/or then current Forecast) resulting from Emulex's cancellations, reschedules, or other delays or changes.

         1.10 "AVL" means Emulex's approved vendor list, updated from time to time, which specifies vendors approved by Emulex to supply Materials specified in a BOM, from which Benchmark may purchase or procure Materials.

         1.11 "Delivery" or "Delivery Date" means the date the Product is shipped from Benchmark's place of manufacture.

2.       SCOPE OF AGREEMENT

         Benchmark agrees to manufacture Products for Emulex in accordance with the terms and conditions of this Agreement and at the manufacturing locations listed in Attachment A. This Agreement is non-exclusive and the parties may enter into similar agreements with other parties. Except for Purchase Orders issued to Benchmark, Emulex shall not be obligated to purchase any Products from Benchmark hereunder.

         Local Contracts: If a subsidiary of Benchmark manufactures Products for Emulex, the sale of such Products shall be subject to the terms and conditions of this Agreement upon the execution by Emulex and the Benchmark subsidiary of a local contract incorporating all of the terms and conditions of this Agreement and adding any additional terms necessary to reflect the manufacturing and business requirements unique to the relationship between Emulex and the Benchmark subsidiary ("Local Contract"). Benchmark's subsidiary reserves the right to review the financial condition of Emulex prior to entering into such Local Contract. The Local Contract shall only be binding if signed by the authorized officers and/or directors of Emulex and the Benchmark subsidiary.

3.       TERM AND TERMINATION

         3.1 Subject to the provisions of sub-Sections 3.2 and 3.3, below, the initial term of this Agreement shall be for a period of one year from the Effective Date. This Agreement shall automatically renew at the end of the initial term for successive periods of one year each, unless one party notifies the other in writing of its intent to terminate the Agreement. Such notice shall be delivered no later than ninety days prior to the end of the initial or renewal term then in effect.

         3.2 Emulex may terminate this Agreement and/or an Order for convenience at any time by giving Benchmark at least ninety days' prior written notice. Termination of the Agreement will not relieve the parties of any obligations incurred prior to the date of termination.

         3.3 In addition to the termination rights specified in sub-Section 3.2, above, either party may immediately terminate this Agreement and/or an Order if the other party:

                  (a) becomes insolvent or bankrupt, files or has filed against it a petition in bankruptcy, or undergoes a reorganization pursuant to a petition in bankruptcy filed with respect to it; or

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                  (b)      is dissolved or liquidated, or has a petition for
                           dissolution or liquidation filed with respect to it;
                           or

                  (c) is subject to property attachment, court injunction, or court order which substantially and negatively affects its operations; or

                  (d)      makes an assignment for the benefit of creditors; or

                  (e) ceases to function as a going concern or to conduct its operations in the normal course of business.

         3.4 Either party may immediately terminate this Agreement and/or an Order if the other party fails to perform any of the material obligations imposed upon it under the terms of this Agreement so as to be in default hereunder and fails to cure such default, or to give adequate assurance of performance, within thirty days after receiving written notice thereof, except in the case of payment-related defaults, for which the cure period shall be ten business days.

         3.5 In the event either party terminates or cancels this Agreement or an Order for any reason, Emulex shall pay Benchmark, within thirty (30) days of Benchmark's invoice setting forth the following termination charges: (1) the price for all finished Products existing (a) for termination by Benchmark, on the date that the termination notice is sent to Emulex, and (b) for termination by Emulex, on the date Benchmark receives the termination notice; (2) Benchmark's actual and documented cost (including labor, Materials and a reasonable mark-up) for all work in process; (3) Benchmark's Delivered Cost (defined as Benchmark's actual cost of the Materials plus a six percent (6%) handling charge for freight in, importation costs, receiving and inspection, stocking, cycle count, pick and pack, attrition, etc.) for Materials purchased pursuant to
                  Section 7 (Forecast) herein; and (4) any vendor cancellation and restocking charges, provided that Benchmark makes commercially reasonable efforts to minimize the quantities of such items and the amounts of such cancellation and restocking fees.

         3.6 The parties hereby agree to negotiate in good faith to resolve any other costs associated with the termination of the Agreement or an Order that are in addition to those costs specified above in Section 3.5.

4.       EMULEX PROPERTY

         4.1      Information Required for Product Manufacture

                  Subject to the provisions of Sections 5 and 16, Emulex will provide Benchmark with the Product Documentation. Emulex reserves the right to change the content of the Product Documentation at any time, provided such changes are made pursuant to the process for engineering changes in Section 12.1.

         4.2      Emulex-Provided Equipment and Tools

                  (a) All Emulex owned equipment and tools (collectively "Equipment") will be marked with Emulex's control numbers prior to shipment to Benchmark. If Benchmark purchases such Equipment on Emulex's behalf, Emulex will provide Benchmark with the appropriate control numbers and labels to identify it as Equipment. Benchmark is authorized to use such Equipment at no charge in concert with Product Documentation to produce Product, and shall only be

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                           responsible for damage to such Equipment caused by
                           Benchmark's negligence or willful misconduct. Damage due to normal wear and tear and replacement of the Equipment or worn or defective parts thereof and maintenance or calibration of such Equipment shall be the sole responsibility of Emulex unless otherwise agreed by the parties.

                  (b) Benchmark will notify Emulex if it reasonably believes that Equipment is required to meet Emulex's Product manufacturing requirements or schedules, and will obtain Emulex's approval before purchasing such Equipment. This Equipment may consist of in-circuit test equipment, functional test equipment, special component tooling, special assembly tooling, PCBA pallets and/or other items as agreed between the parties. Emulex will reimburse Benchmark for such Equipment according to the terms of Section 8.2. Any Equipment purchased under this Section 4.2 will become the property of Emulex, and Benchmark shall ship, Ex Works (Incoterm 2000) Benchmark's plant, all such Equipment at the sole cost and direction of Emulex upon the termination or expiration of this Agreement. Notwithstanding the Ex Works shipment term, Benchmark shall be responsible for loading the Equipment onto the carrier's truck at Benchmark's plant and shall have risk of loss for the Equipment until such Equipment is loaded onto the carrier's truck.

5.       INTELLECTUAL PROPERTY RIGHTS

         5.1 During the term of this Agreement, Emulex grants Benchmark only those specific rights and licenses under Emulex's applicable patents, copyrights, trademarks, trade names, logos, and other intellectual property rights necessary for Benchmark to manufacture the Products for Emulex under this Agreement. Benchmark's rights and licenses granted hereunder end upon termination of this Agreement.

         5.2 Benchmark shall not publicize or use the name or trademark of Emulex in any manner related to this Agreement without Emulex's prior written consent.

6.       APPROVAL OF VENDORS AND MATERIALS

         Emulex is responsible for any change in AVL, Materials or Product. Benchmark will purchase Materials only from the AVL, which will be provided to Benchmark by Emulex and updated as changes warrant. Emulex shall provide Benchmark with all updated AVL lists. Upon Benchmark's receipt of an updated AVL list, Benchmark will provide Emulex with an impact statement on any impact on the Product price, including price for BOM, and/or the Delivery Date of Products, and the parties shall mutually agree upon any necessary adjustment to Product pricing and/or Delivery Dates. Any changes in vendors proposed by Benchmark are subject to Emulex's advance written consent. If Emulex refuses to give such consent or fails to respond to a change in vendor proposed by Benchmark within five days, and if Benchmark has used commercially reasonable efforts to purchase Materials from approved vendors but shortages or allocations exist, Benchmark shall not be liable for failing to deliver affected Products on time.

7.       FORECASTS

         Emulex will make commercially reasonable efforts to provide Benchmark with a twelve-month rolling forecast, updated monthly ("Forecast"); however, the parties acknowledge that, due to the

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         end of life status of the Products, such Forecasts may be unavailable or inaccurate. Emulex authorizes Benchmark to procure Materials in accordance with component lead time for Orders, net of yield losses, and to support Forecasts. These actions may result in Excess Materials, which may be subject to the terms of Section 14. Emulex may limit its liability hereunder by specifying in writing a maximum amount of purchases of Materials by Benchmark in excess of Material required for Orders. If Emulex elects to specify a maximum amount, Benchmark will purchase only to that amount and will notify Emulex of the impact to Emulex's Orders and will not be liable for failure to deliver Products on time if such failure results directly from Emulex's Materials purchase limitations.

8.       PRICING AND PAYMENT TERMS

         8.1 The prices to be paid by Emulex for any Products ordered pursuant to this Agreement shall be listed in Attachment A. Any price changes to Products, or addition of new Products and its prices, will be agreed to between the parties in accordance with the following methodology: To introduce revised prices for current Products or to add new Products and its prices, Benchmark shall provide a product quotation ("Product Quotation") to Emulex listing the Product and the new or revised prices for each assembly of the Product. To indicate Emulex's acceptance of the Product Quotation, Emulex shall either provide Benchmark with written acceptance by email or fax, or issue an Order or revise an existing Order, to reflect the revised prices for the current Products or the new Product and its prices as specified in the Product Quotation ("Product Quotation Acceptance Methodology"). All accepted Product Quotations shall be incorporated herein by reference and made a part of this Agreement. All prices and fees described or contemplated under this Agreement are in U.S. dollars. Product pricing does not include federal, state, or local excise, sales, or use taxes; export licensing of the Product, or payment of broker's fees, duties, tariffs or other similar charges; cost of compliance with any environmental legislation which relates to the return of end of life Product from Emulex to Benchmark for disposal; setup, tooling, or non-recurring engineering activities (collectively "Charges"). If such Charges are applicable, they shall be set out as a separate line item on Benchmark's invoice. Emulex agrees to provide to Benchmark a valid Reseller's Certificate for exemption from any potentially applicable sales and use taxes.

         8.2 Payment terms shall be net forty-five (45) days from the date of Benchmark's invoice. On any invoice not paid by maturity date, Benchmark has the right to charge Emulex interest from maturity to date of payment at the rate of four percent (4%) per annum, or the maximum amount permitted by law, whichever is the lesser. Benchmark's invoice shall be contain the following information: 1) description of the Product, 2) unit price of the Product, 3) total quantity of the Product, 4) any applicable Charges as a separate line item, 5) total amount of the invoice, 6) date Product is shipped, 7) location Product is shipped to, 8) Emulex's billing address, 9) Benchmark's payment address. If the invoice contains the foregoing information, it shall be deemed a correct invoice unless Emulex notifies Benchmark in writing of an error in the invoice within ten (10) calendar days of Emulex's receipt of such invoice. If Emulex notifies Benchmark in writing of an error in an invoice within such ten day period and Benchmark agrees that the error specified by Emulex error exists, Benchmark shall issue a revised invoice to correct the error within ten (10) calendar days of Benchmark's receipt of Emulex's notice. Payment of an invoice shall not constitute or imply acceptance of the Product or relieve Benchmark of any

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                  obligations assumed under this Agreement, nor prevent Emulex from asserting any other rights it may have under this Agreement.

         8.3 During the term of this Agreement, the parties may make price adjustments for documented Materials price variances occurring as a result of, without limitation, schedule adjustments, worldwide supply of Materials, BOM changes, engineering changes, process changes, or changes to Forecasts. Benchmark shall permit Emulex to conduct an audit, at Emulex's expense, of actual costs incurred by Benchmark for Product Orders at the end of each quarter, provided Emulex gives Benchmark at least five (5) days prior written notice and such audit is conducted during normal business hours and does not unduly interfere with Benchmark's business operations. Benchmark will provide, upon Emulex's reasonable request, financial and other information necessary to substantiate Product prices and to assist the parties in identifying areas where price reductions may be achieved, provided that Benchmark is not restricted from doing so under applicable securities laws and/or confidentiality agreements with third parties. If Benchmark is subject to such confidentiality agreements, Benchmark shall make all commercially reasonable efforts to obtain permission to disclose the relevant information to Emulex, including without limitation, requesting the relevant parties to sign three-party confidentiality agreements.

         8.4 Benchmark will obtain Emulex's approval prior to procurement of any Material when the actual per unit cost of any Material exceeds Benchmark's quoted per unit cost for such Material (as specified in Benchmark's Product Quotation) by more than 1% only when Benchmark intends to increase the Product price by the increased cost in the Material. Upon Emulex's approval, Benchmark will invoice Emulex for the difference between the actual and quoted cost of the Material, and Emulex agrees to pay for all such approved costs.

9.       PURCHASE ORDERS

         9.1 Emulex will provide Benchmark with Purchase Orders in the form of hard copy, by facsimile, or by electronic transfer. Purchase Orders will specify part numbers, quantity, prices, Product revisions, and requested Delivery Dates and locations. The parties acknowledge that the Manufacturing Lead Time will change due to reasons beyond Benchmark's reasonable control; therefore, Benchmark will exercise commercially reasonable efforts to notify Emulex immediately of any change in Manufacturing Lead Time. Benchmark has the right to accept or reject the Purchase Order within five (5) business days of receiving the Purchase Order. If Benchmark does not accept or reject the Purchase Order within the five day period, the Purchase Order shall be deemed accepted provided that Benchmark has actually received the Purchase Order from Emulex. In the event Benchmark is unable to meet the delivery schedule set forth in a proposed Purchase Order, or finds the schedule to be unacceptable for some other reason, the parties shall negotiate in good faith to resolve the disputed matter(s).

         9.2 Benchmark will use commercially reasonable efforts to meet Product quantity increases within the Manufacturing Lead Time, subject to Materials availability, other scheduled manufacturing, and manufacturing capacity. Any premium, expediting, or other increased charges that are required in order to meet Emulex's increased requirements must be approved in advance by Emulex. Emulex agrees to pay for all such approved costs.

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         9.3      Emulex shall have the right to reschedule delivery for each
                  Purchase Order or partial Purchase Order without Benchmark's consent under the following conditions: (i) in accordance with the chart specified below; (ii) the original Delivery Date for Products in each Purchase Order may only be rescheduled by Emulex up to three (3) times, unless otherwise consented by Benchmark; (iii) the rescheduled Delivery Date for each reschedule permitted in subsection (ii) herein shall not exceed the reschedule period below.

-----------------------------------------------------------------------------------------
 Days Before Scheduled Purchase Order   Percentage Allowed To Extend
            Delivery Date                       Delivery Date          Reschedule Period
-----------------------------------------------------------------------------------------
                0 - 29                               25%                    30 days
-----------------------------------------------------------------------------------------
               30 - 59                               50%                    60 days
-----------------------------------------------------------------------------------------
               60 - 89                               75%                    90 days
-----------------------------------------------------------------------------------------
                 > 90                               100%                   No limit
-----------------------------------------------------------------------------------------

         9.4 Emulex shall have the right to cancel delivery of a Purchase Order without Benchmark's consent, provided however, that Benchmark must be notified in writing of the cancellation at least thirty days prior to the scheduled delivery date, and Emulex shall be responsible for any cancellation charges specified in Section 3.5.

10.      DELIVERY

         10.1 Benchmark shall follow all instructions contained in Emulex's routing instructions, which Emulex will provide to Benchmark and which will be specified on each Order. Emulex may modify its routing instructions from time to time and will provide Benchmark with an updated version of any such modified instructions. Emulex is responsible for all freight charges for Products that are shipped in accordance with Emulex's routing instructions. Benchmark shall be responsible for any freight charges incurred for Product shipped outside the routing instructions to include, but not be limited to, use of other than Emulex's preferred carriers. If there are any conflicts between the current version of routing instructions provided to Benchmark and the contents of this Section 10, the current routing instructions will prevail. Benchmark and Emulex will review freight forwarders for cost reduction opportunities. Any changes in freight carriers will require Emulex's approval.

         10.2 Deliveries will be considered on time if they are shipped no more than three business days earlier or no days later than the Delivery Date specified in the Emulex Purchase Order. If Emulex agrees to take partial delivery of any Order, each such partial delivery shall be deemed a separate sale.

         10.3 If Benchmark anticipates or becomes aware that it will not supply the Product on the delivery date committed by Benchmark, for any reason to include but not be limited to Material shortage, process changes, capacity limitations or causes due to common carriers, Benchmark shall notify Emulex immediately after Benchmark has knowledge of the situation. The notification may be communicated by facsimile, telephone, electronic mail or any other method agreed to by the parties, provided that Benchmark shall obtain Emulex's actual acknowledgment of the notice of anticipated delay. Emulex and Benchmark will jointly develop alternatives to resolve any late delivery of the Product,

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                  including use of premium routing. Benchmark will develop
                  recovery plans with new committed Delivery Dates and communicate such plans to Emulex within 24 hours of missed deliveries. If Benchmark is unable to ship the Product on the committed Delivery Date due to Benchmark's fault that is not excused by force majeure or that results from Benchmark's negligence or willful misconduct, Emulex may require Benchmark to pay for any additional charge or premium beyond the normal freight fees for expedited delivery.

         10.4 Except as provided for otherwise in Sections 10.1 and 10.3, above, the terms of sale are Ex Works Benchmark's place of manufacture as specified in Attachment A. All shipments shall be uninsured unless otherwise specified by Emulex's procurement agents. Prepay and bill shipment shall be used only when specified by Emulex's procurement agents. In the event that prepay and bill is used, Benchmark shall indicate the number of shipping containers, weight of each shipment and carrier name on the invoice. Notwithstanding the Ex Works shipment term, Benchmark shall be responsible for loading the Products onto the carrier's truck and risk of loss and title shall pass to Emulex after the Products have been loaded onto the carrier's truck at Benchmark's facility.

         10.5 Each shipment of the Product by Benchmark shall include a packing slip which contains, at a minimum, (i) Benchmark's name, (ii) box number (e.g., 1 of 3, 2 of 3), (iii) receiving address, (iv) Emulex's purchase order number, (v) Emulex's part number, (vi) shipping quantity, (vii) date of shipment, and (viii) RMA number when applicable.

         10.6 All Products shall be packaged, marked and otherwise prepared in accordance with Product Documentation, and if none are specified or required, with good commercial practices. In packaging Products, Benchmark shall also take any additional steps needed to ensure reasonable protection from damage due to rough handling and other hazards that might occur during transit. Packaging for export/import shipments may also be subject to specific instructions, which Emulex will provide to Benchmark in writing in the form of Product Documentation pursuant to Section 4.1.

         10.7 Emulex will provide the following information about its Products in writing to Benchmark: (i) country of origin; (ii) Harmonized Tariff Schedule of the United States ("HTSUS") , and (iii) Export Control Classification Number ("ECCN"). Emulex will provide the commercial invoice. Benchmark will prepare all international shipping documentation, including NAFTA certificate, including NAFTA preference criteria (as applicable), Shipper's Letter of Instruction, Shipper's Export Declaration and any other necessary documentation for international shipments. Emulex will be the exporter of record.

11.      WARRANTY

         11.1 Benchmark warrants that Products provided under this Agreement will be free of Benchmark's workmanship defects for a period of three (3) years from date of Delivery. For the purpose of this Section, "workmanship" shall mean manufacture in accordance with IPC-A-610, Class 2 or Emulex's workmanship standards set forth in the Product Documentation and/or Quality Plan. In addition, Benchmark will pass on to Emulex all manufacturer's Material warranties to the extent that they are transferable, but will not independently warrant any Materials.

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         11.2     Subject to Section 11.3 below, Emulex's sole remedy and
                  Benchmark's sole obligation shall be to repair or replace, at Benchmark's option, Product found to be defective in accordance with Section 11.1. The warranty period for any Product returned for repair or replacement shall be the greater of the remainder of the original warranty period or sixty (60) days from the date that the repaired or replaced Product is Delivered to the Product owner.

         11.3 Benchmark's warranty shall be void if the Product has been subjected to abuse, misuse, accident, disaster, neglect, improper handling, testing, storage or installation (including improper handling in accordance with static sensitive electronic device handling requirements) and/or operation outside the parameters or environment identified in Emulex's Product specifications, or unauthorized repair or alterations by anyone other than Benchmark. Benchmark's warranty does not cover Products that have defects or failures resulting from Emulex's design, specification, Product Documentation, or Emulex Equipment or test software.

         11.4 Emulex shall contact Benchmark for an RMA prior to returning any Product for repair. Benchmark will provide the RMA within two business days of receipt (one business day for priority requests) of Emulex's request. Benchmark shall pay all transportation costs for valid returns of the Products to Benchmark. Benchmark will exercise commercially reasonable efforts to ship the repaired or replaced Product to Emulex freight prepaid, Ex Works Benchmark's manufacturing facility, as quickly as is practical, with the goal of shipping it by no later than five days from the date Benchmark received the defective Product. If Benchmark reasonably determines there is an excessive number of invalid or "no defect found" ("NDF") returns, Benchmark will notify Emulex and the parties shall in good faith work together to resolve NDF returns and any associated costs. Notwithstanding the Ex Works shipment term, Benchmark shall be responsible for loading the repaired or replacement Product onto the carrier's truck at Benchmark's plant and shall have risk of loss for the Product until such Product is loaded onto the carrier's truck.

         11.5     Out of Warranty Product Repair

                  Benchmark shall provide out of warranty Product repair during the term of the Agreement and for a period of not less than seven years following the last date of Benchmark's Product manufacture under this Agreement, provided Materials and/or custom test equipment are available to Benchmark and the parties agree on pricing for such repair work. Charges for out of warranty Product repair will be quoted and mutually agreed to by the parties. Transportation costs to ship the out-of-warranty Product to Benchmark and for Benchmark to ship the repaired Product to Emulex shall be at Emulex's sole expense. Benchmark's repair activities shall include, but not be limited to Product (i) testing, (ii) repair, (iii) failure analysis, (iv) root cause analysis, and (v) corrective actions. Out of warranty Products repaired by Benchmark shall be subject to all of the provisions applicable to in-warranty Product set out in this Section 11 solely with respect to the repair work; such warranty shall not apply to the entire Product.

         11.6 THESE WARRANTY PROVISIONS ARE THE EXCLUSIVE WARRANTIES FOR ANY PRODUCT PROVIDED BY BENCHMARK HEREUNDER AND SETS OUT THE EXCLUSIVE REMEDIES FOR CLAIMS BASED ON DEFECTS IN

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                  OR FAILURE OF ANY PRODUCT. NO OTHER WARRANTY, EXPRESS OR
                  IMPLIED, SHALL APPLY. BENCHMARK SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. BENCHMARK FURTHER MAKES NO WARRANTY THAT THE PRODUCTS WILL MEET ANY SPECIFICATIONS NOT MADE KNOWN TO AND/OR EXPRESSLY AGREED TO BY BENCHMARK OR RECEIVE THE APPROVAL OF OR BE CERTIFIED BY ANY FEDERAL, STATE, LOCAL, OR FOREIGN GOVERNMENT AGENCY OR ANY OTHER PERSON OR CERTIFYING ENTITY AND BENCHMARK ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS.

12.      ENGINEERING CHANGES

         12.1     Emulex Requested Changes

                  (a) In the event that changes are required to make the Product conform to safety and/or regulatory agency requirements or for design improvements or other factors, Benchmark shall use its commercially reasonable efforts to implement the proposed engineering changes in existing inventory, work in process, new production of the Product, and into Product going through Benchmark's repair process as instructed by Emulex. Emulex shall provide Benchmark with written notice of any proposed engineering change, including new Product Documentation, as soon as possible after Emulex knows of such change. Upon Benchmark's receipt of Emulex's notice of such proposed engineering change, Benchmark shall provide Emulex with an impact statement, including but not limited to, the effect such change may have on Product costs, Material (such as the BOM, Excess and/or Obsolete Material), and/or Delivery Dates of affected Products, and the parties shall mutually agree upon such items before Benchmark implements the proposed change.

                  (b) For implementing engineering changes on previously delivered Product, Emulex will request an RMA number and return, or cause the return of, the affected Product to Benchmark or an authorized repair facility for repair or replacement at Emulex's expense. Upon such repair or replacement, Benchmark shall ship, at Emulex's expense, the repair or replacement Product back to the Product's owner under the shipment terms specified in Section 10.

         12.2     Benchmark Requested Changes

                  Benchmark may request, in writing, that Emulex evaluate an engineering change to the Product or a change in the method of packing, packaging, or shipment of the Product. Such request will include a description of the proposed change sufficient to permit Emulex to evaluate its feasibility, including the impact, if any, on the Product price and Product quality resulting from the proposed change.

         12.3     Cost Reductions

                  The parties agree that competitive pressures necessitate a program of continuous improvement. Each party shall cooperate in good faith to implement a Product cost reduction program involving new technologies, Material cost reduction, productivity, quality and reliability improvements, and manufacturing processes (including cycle time and assembly costs). The parties shall conduct quarterly program reviews with specific emphasis on quality, delivery, and cost improvements. Any cost savings which are achieved by Benchmark as a result of implementing cost reductions proposed solely by Emulex (without any input from Benchmark) shall reduce the price of Products by the entire amount of Benchmark's cost savings. Any cost savings which are achieved jointly by the parties or by Benchmark as a result of changes proposed solely by Benchmark shall be shared equally by the parties for a period of twelve (12) months and shall be retained exclusively by Emulex after twelve months. Notwithstanding the foregoing, cost reductions arising out of a reduction in Material costs will commence only after all current Purchase Orders have been closed and all on-hand Materials have been consumed by Benchmark.

         12.4 Any changed Product resulting from application of this Section 12 shall be considered added to this Agreement and subject to its terms and conditions.

13.      PRODUCT QUALITY

         Emulex Quality Management and Benchmark shall jointly develop and implement a mutually acceptable quality plan for the manufacture of the Product ("Quality Plan") s by using the guidelines set forth in Attachment B. Benchmark shall use commercially reasonable efforts, acceptable to Emulex, to continually meet or exceed the quality and reliability requirements outlined in the Quality Plan.

         The current approved master revision Quality Plan shall be retained by Emulex Quality Management.

         The Quality Plan will pay particular attention to:

         (a)      Quality system design, maintenance and reporting

         (b)      Supplier management

         (c)      Continuous (process) improvement

         (d)      Preventive actions

         (e)      Process and change control

         (f) Product and process traceability (as defined in Emulex's General Traceability Requirements)

         (g)      Customer satisfaction and timely complaint resolution

         The effective execution of the Quality Plan will be reviewed at the quarterly business reviews described in Section 15.

14.      INVENTORY MANAGEMENT

         14.1 If, at any time, Materials on hand and/or on order become Excess and/or Obsolete Materials, and Benchmark has procured said Materials in accordance with this Agreement and used commercially reasonable efforts to minimize the quantities on hand and/or on order of such Excess and/or Obsolete Materials, Benchmark may require Emulex to purchase such Materials at the Delivered Cost price. Emulex will provide to Benchmark an Order within ten days of being notified by Benchmark of Materials on hand and/or on order that are Excess or Obsolete, and will pay Benchmark within thirty days of the date of Benchmark's invoice.

         14.2 If Emulex desires to store Excess or Obsolete Materials at Benchmark, Benchmark will provide a consignment service to Emulex for a consignment fee to be mutually agreed to by Emulex and Benchmark. On a monthly basis, Benchmark will provide Emulex with a purchase order summarizing the quantity and Delivered Cost of Materials utilized by Benchmark in the previous month to manufacture Products. Upon Emulex's receipt of such purchase order, Emulex shall invoice Benchmark no later than thirty (30) days from such receipt. Benchmark shall pay Emulex within thirty (30) days of the date of Emulex's invoice.

         14.3 If Emulex elects not to store Excess or Obsolete Materials at Benchmark and instead elects to have such Materials shipped to Emulex or another destination designated by Emulex, Benchmark will ship, at Emulex's expense, such Materials Ex Works Benchmark's location. Notwithstanding the Ex Works shipment term, Benchmark shall be responsible for loading the Materials onto the carrier's truck at Benchmark's plant and shall have risk of loss for the Materials until such Materials are loaded onto the carrier's truck.

15.      REVIEW AND PLANNING MEETINGS

         15.1 Emulex hereby appoints its Director of Manufacturing as its liaison to monitor Benchmark's performance and delivery of Product under this Agreement. Benchmark hereby appoints its designated Supplier Business Manager as its liaison to monitor Emulex's performance hereunder. These liaisons will also be responsible for coordinating meetings and discussions and reports provided for in this Agreement. The names, telephone and facsimile numbers of the liaisons will be provided by the parties to each other and the liaisons may be changed by written notice from one party to the other.

         15.2 Emulex's designated liaison will conduct a quarterly performance and planning review with Benchmark's account management team. The location and times for these meetings will be determined by Benchmark and Emulex. The purposes of these meetings are listed below:

                  (a) Review Benchmark's performance over the previous quarter;

                  (b)      Review action items and resolution;

                  (c)      Identify opportunities and areas of improvement;

                  (d) Agreement on commitments, set target dates and define "persons" responsible;

                  (e)      Review appropriate Benchmark reports;

                  (f) Review Benchmark's quality and reliability improvement plans; and

                  (g)      Publish minutes to EMULEX and Benchmark.

16.      CONFIDENTIAL INFORMATION

         16.1 Both parties may, in connection with this Agreement, disclose to the other party information considered confidential and proprietary information of the disclosing party ("Confidential Information"). Information shall be considered Confidential Information if identified as confidential in nature by the disclosing party at the time of disclosure, or which by its nature is normally and reasonably considered confidential, such as information related to past, present or future research, development, or business affairs, any proprietary products, materials or methodologies, manufacturing processes or designs, or any other information which provides the disclosing party with a competitive advantage. Neither party shall disclose such Confidential Information to any third party without the prior written consent of the disclosing party (except that Benchmark may disclose Emulex's Confidential Information to Benchmark's suppliers solely to fulfill the purpose of this Agreement provided Benchmark binds such supplier to substantially similar terms of confidentiality and restricted use herein) nor use such Confidential Information other than to fulfill the purpose of this Agreement. The receiving party shall protect the disclosing party's Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information from unauthorized use or disclosure. No rights or licenses under patents, trademarks, trade secrets, or copyrights are granted or implied by any disclosure of Confidential Information.

         16.2 The obligations of confidentiality imposed by this Agreement shall not apply to any Confidential Information that: (a) is rightfully received from a third party without accompanying markings or disclosure restrictions; (b) is independently developed by employees of the receiving party who have not had access to such Confidential Information; (c) is or becomes publicly available through no wrongful act of the receiving party; (d) is already known by the receiving party as evidenced by documentation bearing a date prior to the date of disclosure; or, (e) is approved for release in writing by an authorized representative of the disclosing party. In addition, each party shall be entitled to disclose the other party's Confidential Information to the extent such disclosure is required by the order of a court of competent jurisdiction, administrative agency, or other governmental body, provided that the party required to make the disclosure shall provide prompt, advance notice thereof to enable the other party to seek a protective order or otherwise prevent such disclosure.

         16.3 The terms and conditions of this Agreement, but not its existence, are considered Confidential Information.

17.      INDEMNIFICATION

         17.1 Emulex agrees, at its expense, to defend and indemnify Benchmark in any suit or action brought or any claim asserted (collectively, a "Claim") against Benchmark alleging that any Product or any part thereof manufactured pursuant to this Agreement and in material compliance with Emulex's specifications, Product Documentation and directions, and/or Benchmark's use of Emulex Equipment: (i) directly or indirectly infringes any patent, copyright, trademark or service mark; or (ii) has caused injury to the property or person of any third party, except to the extent directly attributable to Benchmark's manufacturing processes. Emulex will indemnify and hold Benchmark harmless from and against any loss, cost, damage or expense, including without limitation reasonable attorneys' fees (collectively, "Costs"), incurred by Benchmark as a direct result of, including defense against, any such Claim.

         17.2 Benchmark agrees, at its expense, to defend and indemnify Emulex with respect to any Claim against Emulex to the extent such Claim alleges that Benchmark's manufacturing processes
                  (i) directly or indirectly infringe any patent, copyright, trademark or service mark; or (ii) have caused injury to the property or person of any third party, provided that such Claim does not relate to Emulex's specifications or written instructions to

                  Benchmark. Benchmark will indemnify and hold Emulex harmless from and against any Costs incurred by Emulex as a direct result of, including defense against, any such Claim.

         17.3 Emulex will indemnify Benchmark with respect to any Claim which results from or arises out of: (i) the presence of Emulex, or Equipment, or Benchmark's equipment, tools, or facilities ("Tools") used by Emulex in the performance of this Agreement on Benchmark's property; (ii) the performance by Emulex or its personnel of services for or on behalf of Benchmark; (iii) the acts, errors, omissions, or negligence of Emulex or Emulex's personnel that occur on Benchmark's property in performance of Emulex's obligations under this Agreement; or (iv) the use by Emulex of Benchmark's Tools, except to the extent that any Claim is based upon the condition of the Tools or Benchmark's, its agent's, or its employee's alleged negligence in permitting such Tools' use.

         17.4 The indemnities in this section are provided on the condition that: (i) the indemnified party promptly notifies the indemnifying party in writing of any Claim; (ii) the indemnifying party has sole control of the defense and all related settlement negotiations (except that the indemnifying party shall not settle any Claim affecting the indemnified party's interest without the indemnified party's prior written consent); and (iii) the indemnified party gives the indemnifying party full and complete authority, information and assistance to defend against such Claim and fully cooperates in the defense and furnishes all related evidence in its control at the indemnifying party's expense.

18.      LIMITATION OF LIABILITY

         EXCEPT WITH RESPECT TO DAMAGES TO THIRD PARTIES UNDER INDEMNIFICATION OBLIGATIONS OR DAMAGES PROXIMATELY CAUSED BY A BREACH OF CONFIDENTIALITY OBLIGATIONS SOLELY DUE TO THE BREACHING PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT OR ANY PURCHASE ORDER EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER FOR BREACH OF CONFIDENTIALITY OBLIGATIONS ARISING UNDER THIS AGREEMENT EXCEED ONE MILLION U.S. DOLLARS ($1,000,000.00), WITHOUT LIMITING INJUNCTIVE REMEDIES.

19.      INSURANCE

         19.1 Benchmark shall maintain insurance against fire, theft and damage to any Emulex property held by Benchmark, including without limitation consigned Materials, in-circuit test fixtures, capital equipment, returned Materials and other Emulex Product and property in Benchmark's possession. Benchmark shall also maintain commercial general liability insurance, which covers contractual liability and product liability, in the amounts of $5 million per occurrence and $10 million in the aggregate for Benchmark's manufacturing defects. Such insurance will name Emulex as an additional insured with respect to claims of bodily injury, including death, and property damage to the extent such claims arise from Benchmark's negligent manufacturing of the Products or is proximately caused by the negligent and/or intentional acts or omissions of Benchmark, and will remain in effect for a period of three years after termination of this Agreement. Benchmark will provide Emulex with a certificate of insurance evidencing such coverage.

         19.2 Emulex shall maintain errors and omissions insurance in the amounts of $5 million per occurrence and $10 million in the aggregate for product liability. Such insurance will name Benchmark as an additional insured and will remain in effect for a period of three years after termination of this agreement. Emulex will provide Benchmark with a certificate of insurance evidencing such coverage.

20.      MISCELLANEOUS

         20.1     Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard for its rules concerning the conflicts of law. The United Nations Convention on Contracts for the International Sales of Goods is hereby expressly excluded from application to this Agreement.

         20.2     Remedies

                  Both parties acknowledge and agree that monetary damages may not be a sufficient remedy for breach of this Agreement. Benchmark further acknowledges that its breach of Sections 5 and/or 16 of this Agreement would cause irreparable harm to Emulex. Emulex also acknowledges that its breach of Section 16 of this Agreement would cause irreparable harm to Benchmark. Therefore, the non-breaching party shall be entitled, without waiving any other rights or remedies, to such injunctive relief as may be deemed proper by a court of competent jurisdiction.

         20.3     Relationship of the Parties

                  The parties are and shall remain at all times, independent contractors in the performance of this Agreement and nothing herein shall be deemed to create a joint venture, partnership or agency relationship between the parties. Neither party shall have the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of the other except as may be expressly provided otherwise in this Agreement. Each party shall be solely responsible for the performance of its employees hereunder and for all costs and expenses of its employees, to include but not be limited to employee benefits.

         20.4     Waiver

                  The failure of either party to insist upon or enforce strict conformance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party's right unless made in writing and shall not constitute any subsequent waiver or relinquishment.

         20.5     Amendment and Modification

                  To be valid, amendments or modifications to the Agreement must be in writing and signed by authorized representatives of both parties. Any verbal agreements, discussions, and understandings, expressed or implied, shall not constitute an amendment to this Agreement.

         20.6     Invalid Provisions

                  If any provision of this Agreement is finally held by a court of competent jurisdiction to be illegal or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

         20.7     Survivorship

                  The provisions of this Agreement which by their nature survive termination or expiration of the Agreement, including but not limited to the provisions of Section 5 (Intellectual Property Rights, Section 11 (Warranty), Section 16 (Confidential Information), Section 17 (Indemnification), Section 18 (Limitation of Liability), Section 19 (Insurance), Section
                  20.1 (Governing Law), Section 20.2 (Remedies) of this Agreement shall survive the termination or expiration of this Agreement. Outstanding Purchase Orders shall survive the termination of this Agreement, unless Emulex or Benchmark cancels the Purchase Orders in accordance with this Agreement.

         20.8     Force Majeure

                  Neither party shall be responsible for any delay in performing this Agreement to the extent that such delay is caused by the occurrence of unforeseen circumstances beyond a party's control and without such party's negligence or intentional misconduct, including, but not limited to, fire, flood, hurricane, earthquake, explosion, war, acts of terrorism, strike, boycott, shortage, riot, lockout, labor dispute, civil commotion, embargo, government law or regulation, act by any governmental authority, action of civil or military authority, act of God, or act or inaction of the other party, including but not limited to, failure to timely provide Equipment, Product Documentation, or approval of purchase of Materials under Section 4 herein.

         20.9     Successors and Assigns

                  Neither party may assign any rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any assignment of rights shall not work as a novation of obligations hereunder without written agreement. Any attempt to assign any rights, duties or obligations hereunder without the other party's written consent will be void. Notwithstanding the above, either party may assign this Agreement to a surviving entity in connection with any merger, acquisition or consolidation of not less than a majority ownership in the merged, acquired or consolidated company by the surviving entity.

         20.10    Notices

                  Unless otherwise expressly provided for, all notices, requests, demands, consents or other communications required or pertaining to this Agreement shall be sent by next business day courier, fax followed by confirmation by mail, e-mail, or some other method that provides proof of delivery, to the address set forth below:

                          EMULEX:         Emulex Corporation
                                          3535 Harbor Blvd.
                                          Costa Mesa, CA  92626
                                          Attn:  Contracts Administration

                          Benchmark:      Benchmark Electronics Huntsville, Inc.
                                          4807 Bradford Drive
                                          Huntsville, AL 35805
                                          Attn: Central Group President

                          With a copy to: Benchmark Electronics, Inc.
                                          3000 Technology Drive
                                          Angleton, Texas 77515
                                          Attn: Legal Department

                  In case of mailing, the effective date of delivery of any notice, demand, or consent shall be considered to be five days after proper mailing.

         20.11    Headings

                  The section and paragraph headings of this Agreement are intended as a convenience only, and shall not affect the interpretation of its provisions.

         20.12    Conflicting Terms

                  The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding any contrary or additional terms in any Purchase Order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products ("Documents"). When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order: (a) this Agreement; (b) Attachments to this Agreement; (c) Benchmark's Product Quotation accepted by Emulex and (d) if Orders are used to release product, those portions of the Order that are not pre-printed and which are accepted by Benchmark. The Parties acknowledge that the preprinted provisions on the reverse side of any Document shall be deemed deleted and of no effect whatsoever.

21.      ENTIRE AGREEMENT

         This Agreement, including all Attachments, constitutes the entire Agreement between the parties and supersedes all prior or contemporaneous agreements, discussions, and understandings between the parties, either express or implied. The following Attachments are part of this Agreement and are incorporated herein by this reference.

         A        Product and Price Schedule

         B        Product Quality

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

EMULEX CORPORATION                   BENCHMARK ELECTRONICS, INC.

By: /s/ Paul Folino                  By: /s/ Cary Fu
    -----------------------              --------------------------------------
(Signature)                          (Signature)

Name:   Paul Folino                  Name: Cary Fu

Title:   Chairman and CEO            Title:  President & Chief Operating Officer

Date: 6/2/03                         Date: 6/2/03

                                  ATTACHMENT A

                       INITIAL PRODUCTS AND PRICE SCHEDULE

1.       PRODUCT AND PRICE SCHEDULE

         The following table sets forth the Products, and Product price, which may be changed from time to time pursuant to Sections 8.1 and 8.3 of the Agreement.

--------------------------------------------------------------------
 PRODUCT
 NUMBER      DESCRIPTION AND ANNUAL VOLUME QUOTED     INITIAL PRICE
--------------------------------------------------------------------

--------------------------------------------------------------------
LP9802-F2             HBA - 100,000 units                  TBD*
--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

--------------------------------------------------------------------

         *TBD means to be determined by mutual agreement of the parties. This is a non-binding forecast of annual volumes.

2. Manufacturing Locations: 4807 Bradford Drive, Huntsville, Alabama 35805; Circuito de Productividad #132, Parque Industrial, Guadalajara Las Pintas, El Salto, Jal. 45690, Mexico; 94 Moo 1, Hitech Industrial Estate, Banlane, Bang Pa-in, Ayudhaya 13160, Thailand; and others as agreed between the parties.

                                  ATTACHMENT B

                GUIDELINES FOR DEVELOPING A PRODUCT QUALITY PLAN

1.       PURPOSE:

         To define the methods and controls to manufacture and deliver all Emulex Products.

2.       SCOPE:

         All Emulex Products produced by Benchmark.

3.       RELATED DOCUMENTS:

         (a)      ISO 9000: 2000      (Quality Systems - Model for quality
                                      assurance).

         (b)      ANSI/IPC-R-700C     Modification, Rework, Repairs of Printed
                                      Boards and Assemblies

         (c)      ANSI/IPC-A-610      Workmanship Standards

         (d)      IPC-A-600           Acceptability of Printed Boards

4.       RESPONSIBILITY:

         Implementation and control of the quality plan is the responsibility of Benchmark's quality department in conjunction with Benchmark engineering and production management.

5.       MANUFACTURING QUALITY PLAN CHANGES:

         Changes to the Manufacturing Quality Plan will be agreed in writing between Emulex and Benchmark.

6.       DOCUMENT CONTROL:

         Benchmark will, through the relevant product engineer, ensure all Product changes are reviewed internally. All Product changes must be handled through Benchmark's ECO Procedure.

7.       ESD:

         These requirements apply to the storage, packaging, handling and assembly of all ESD-sensitive Materials. They also apply to items such as PWB's, tools, and packaging material which come into contact with ESD-sensitive Materials.

         Direct handling of ESD sensitive parts, including assemblies and Products, shall be by grounded personnel at static safe workstations. ESD sensitive Materials should be kept in static shielding containers/Metro's.

         Wrist straps and heel straps are the preferred personal grounding device. They are required when components or boards are handled.

         Straps are to be tested daily (before handling ESD sensitive items) and replaced if they do not pass. A daily log of test results must be current and visible.

         Static dissipative smocks shall be worn in areas which contain ESD sensitive components. These areas include production, test, shipping, inspection and warehouses. They should be kept clean and always be worn fastened with the sleeves down, touching the skin.

         Power tools, including soldering irons, need to be grounded (three prong plugs). Work stations and tables at which components or boards are not in protective packaging must have grounded surfaces.

8.       PURCHASING:

         All Materials used in the production of Emulex's Products will be sourced as per the AVL supplied by Emulex.

9.       GOODS RECEIVING:

         All Materials received for production of the Emulex Products will be inspected against the Emulex-supplied AVL. Alternative sources or parts may only be accepted through concession from Emulex.

         Customized parts in incoming inspection will be inspected as follows: visual inspection of the parts for workmanship defects, verification of certificate of conformity ("COC") and ensuring all parts are as per Emulex-supplied AVL (AQL as mutually agreed). Records will be maintained for the above part, verifying the COC received is appropriate to the specification. These records will be maintained by Benchmark Receiving.

10.      STORES OPERATION:

         10.1 Received goods checked against carrier paperwork to confirm correct amount of packages and with no transportation damage and signed for accordingly.

                  For any discrepancy with shipment, the receiving personnel ensures courier acknowledges, adjusts paperwork and signed by receiving personnel and courier. Copy of this paper is sent by receiving to relevant buyer at Benchmark.

                  Goods are unpacked and checked against Purchase Order and against supplier documentation. Any discrepancy is reported directly to the relevant buyer at Benchmark. The discrepancy is also recorded and is sent to relevant buyer, and the Material is held until the "action" section is compiled by the buyer and returned to receiving.

                  PO received quantity is confirmed

                  Cleared Materials are identified and marked accordingly.

         10.2 Material is put away by locations by stores personnel. Accountability for the warehouse locations is by warehouse personal individual ownership. This ownership includes, stock accuracy, housekeeping, and cycle count.

         10.3     FIFO process will be maintained.

11.      NON CONFORMING MATERIAL REVIEW:

         Process related non-conforming material ("NCM") is reviewed and dispositioned in manufacturing by the appropriate engineer. Supplier related NCM is dispositioned at least weekly by the supplier quality engineer and quality, and Supplier corrective action measures are applied where deemed necessary.

         A secure MRB room is located the warehouse.

12.0 CONTROL AND MAINTENANCE OF MANUFACTURING, INSPECTION, MEASURING AND TEST EQUIPMENT:

         All manufacturing equipment shall be maintained on a regular basis and is included in a preventative maintenance schedule.

         All inspection, measuring and test equipment used to check conformance of the Product to specified requirements is subjected to a planned calibration program.

13.      PROCESS INSTRUCTIONS:

         Standard operating procedures are available for all automated assembly stages and for each PCB, placement programs and reflow/wave profiles are uniquely identified.

         In addition, process documentation is available for all component prework operations, manual assembly, box build and packing operations.

14.      PRODUCT IDENTIFICATION:

         All Products will be fitted with an assembly number and a serial number (which includes Product revision).

15.      MARKING AND LABELLING:

         All Products prior to shipment will have the following labels attached: the Emulex label, as per process instruction document.

16.      INSPECTION AND TESTING:

         All products will be 100% inspected and tested at the intervals shown in the process flow by production personnel. The results of this test are logged and retained for a minimum of two years in the Quality Department.

17.      REPAIR:

         The standard to be used for all rework resulting from inspection or test rejection will be ANSI/IPC-R-700-C, "Modification, Rework, Repairs of Printed Boards and Assemblies."

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18.      DATA COLLECTION AND REPORTING:

         REFERENCED PROCEDURES: SPC Data Collection & Corrective Action
         Procedures: Doc 115 0108.

         Weekly quality reports will be provided to Emulex detailing the following:

         -        Inspection process stages

         -        In-circuit test

         -        Functional test

         -        Outgoing QA inspection

         This information will be provided in DPU, DPMO and % yield format

         The results from all inspection and test stations will be recorded and reviewed. Quality meetings will be conducted to review the SPC process data and corrective actions required.

19.      CUSTOMER COMPLAINTS:

         All customer complaints must be directed to the quality director who will immediately acknowledge the complaint by means of fax or E-mail.

         This complaint is then submitted by the quality department and all relevant people are automatically notified through e-mail for input to the CLCA system.

         Once the complaint has been submitted it is then assigned to the person responsible for identifying root cause and corrective/preventive action. This may include a short term and long tern solution also effective date.

         The status of a complaint is closed upon satisfactory completion of these actions and its effectiveness checked by quality.

         Each new customer complaint will automatically receive a new tracking number from the database system. All records are filed in quality.

         Customer complaints will be reviewed by site management at least weekly.

20.      RETURNS (RMA):

         All field returns will be returned to Benchmark in accordance with Benchmark's returns procedure. This procedure operates a full comprehensive RMA facility.

21.      RELEASE AUDITING:

         All units will be the subject of a sample audit inspection carried out by the quality department prior to shipment to the customer. The release audit consists of a visual inspection. Sample sizes will based on AQL as mutually agreed.

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